                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                              permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Union Planters Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                       (Union Planters Corporation Logo)

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

                          MEETING DATE: APRIL 15, 1999

Dear Shareholder:

     You are cordially invited to attend this year's Annual Meeting of Shareholders of Union Planters Corporation.

DATE:  Thursday, April 15, 1999

TIME:  10 a.m. (Memphis time)

PLACE: Union Planters Administrative Center
       Assembly Room C, Lake Level
       7130 Goodlett Farms Parkway
       Memphis, Tennessee 38018

PROPOSALS: The following proposals are on the agenda for action by shareholders at the Annual Meeting:

     - To elect eight directors, including three Class I directors and five Class III directors;

     - To ratify the selection of PricewaterhouseCoopers LLP as our independent accountants and auditors;

     - To amend the 1992 Stock Incentive Plan; and

     - To transact such other business as may properly come before the meeting.

RECORD DATE: The close of business on February 18, 1999, is the record date for determining shareholders entitled to notice of and to vote at the meeting.

     In addition to the matters on the agenda for the Annual Meeting, there will be a report on current operations.

     Whether or not you plan to attend the meeting, please sign, date, and promptly return the enclosed proxy. You may attend the Annual Meeting even though you have executed a proxy. If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

                                          Very truly yours,
                                          /s/ Benjamin W. Rawlins, Jr.
                                          Benjamin W. Rawlins, Jr.
                                          Chairman and Chief Executive Officer

                              PLEASE VOTE PROMPTLY
March 19, 1999

                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Union Planters Corporation. These proxies will be voted at the Annual Meeting of Union Planters on Thursday, April 15, 1999.

     Your vote is important. Please complete, date, and sign the accompanying proxy card and return it in the postage-paid return envelope which has been provided so you can be sure your shares are represented at the Annual Meeting.

     This proxy statement provides information about Union Planters, the proposals on the agenda for the Annual Meeting and this proxy solicitation. As used in these materials, the terms "we," "our," "Union Planters," and the "Corporation" refer to Union Planters Corporation. This proxy statement and the enclosed proxy card are first being sent to shareholders on or about March 19, 1999.

                                     VOTING

     Voting Rights. You are entitled to notice of the Annual Meeting and to vote your Common Stock if our records showed that you owned your shares of Common Stock as of the close of business on February 18, 1999. As of the close of business on that date, there was a total of 142,479,356 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock has one vote.

     Using a Proxy to Vote. If you hold your shares in your own name as a holder of record, you may indicate on the enclosed proxy card how you want your shares voted and sign, date, and mail the proxy card in the postage-paid envelope that we have provided to you. The proxies will vote your shares in accordance with those instructions. If you give us a proxy without giving specific voting instructions, your shares will be voted by the proxies for the director nominees and the proposals recommended by our Board of Directors. We are not aware of any other matters to be presented at the Annual Meeting except for those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, the proxies will have discretionary authority to vote your shares, and will vote your shares in accordance with the recommendations of the Board of Directors. If the meeting is adjourned, the proxies may vote your shares on the new meeting date as well unless you revoke your proxy.

     If your Common Stock is held in "street name," the broker, bank, or other nominee holding your shares will send you directions you must follow in order to provide it with instructions on how to vote your shares.

     How to Revoke Your Proxy. If you complete and mail in the proxy card before the Annual Meeting, you may revoke the proxy at any time before it is voted. You may revoke the proxy by either (1) delivering written notice of revocation to the Secretary of Union Planters or (2) delivering a later dated proxy or (3) voting in person at the Annual Meeting.

     Votes Required. To transact business at the Annual Meeting, a majority of the outstanding Common Stock entitled to vote must be represented at the meeting in person or by proxy. If you have returned a properly executed proxy card or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. Like abstentions, "broker non-votes" will be counted for quorum purposes. We do not count abstentions or broker non-votes as votes for or against a proposal. As a result, they will not affect the outcome of the vote on the election of directors (Proposal 1) or the proposals to ratify our selection of the independent auditors and accountants (Proposal 2) or to amend the 1992 Stock Incentive Plan (Proposal 3).

     With respect to Proposal 1, assuming the presence of a quorum, directors will be elected based on a plurality of the votes cast. Cumulative voting is not permitted in the election of directors.

     With respect to Proposal 2, assuming the presence of a quorum, the selection of PricewaterhouseCoopers LLP will be ratified if the votes cast in favor exceed the votes cast in opposition.

     With respect to Proposal 3, assuming the presence of a quorum, the amendment to the 1992 Stock Incentive Plan will be approved if the votes cast in favor exceed the votes cast in opposition.

                       PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS TO BE ELECTED

     Our Charter provides for a classified board of directors. The Board of Directors is divided into three classes. Each class serves a three-year term and only one class is elected at each annual meeting of shareholders. Class III directors are to be elected this year. In addition, three Class I directors who have joined our Board of Directors during the past year will stand for election at the Annual Meeting.

     At the Annual Meeting, five directors are to be elected in Class III, for a term to expire at the annual meeting of shareholders to be held in 2002. The Board of Directors has nominated, and recommends, P. S. Lewis, Jr., J. W. Moore,
V. L. Rawlins, D. M. Thomas, and R. A. Trippeer, Jr. for election as directors in Class III. Each of these individuals is currently serving as a director in Class III.

     In addition, at the Annual Meeting, three directors are to be elected in Class I, for a term to expire at the annual meeting of shareholders to be held in 2000. The Board of Directors has nominated, and recommends, C. E. Heiligenstein, C. G. Hogan, Sr., and S. L. Kling for election in Class I. Each of these individuals was appointed by the Board of Directors to serve as a Class I director during the past year to fill vacancies resulting from an increase in the size of the Board and the retirement of two directors.

     The Board of Directors has no reason to believe that any nominee for director will not be available for election. However, if any of the nominees becomes unavailable for election, and unless authority is withheld, the holders of the proxies solicited hereby will vote for such other individual(s) as the Board of Directors may recommend.

INFORMATION ABOUT OUR DIRECTORS AND NOMINEES

     The following biographies show the age and principal occupation during the past five years of each of our directors, the date the director was first elected to the Board, and any directorships held by the director with any other public company or registered investment company. Directors who are nominated for election at the Annual Meeting are identified by a check mark X . Ages are shown as of February 18, 1999.

CLASS I DIRECTORS AND NOMINEES:

     Marvin E. Bruce (Age 70)*

          - Director of Union Planters since 1989

          - Director and Chairman and, from 1973 to July 1994, CEO of TBC Corporation** (marketer/distributor of auto replacement products)

     James E. Harwood (Age 62)

          - Director of Union Planters since 1996

          - President of Sterling Equities (business management advisory service)

          - Director of Morgan Keegan & Company, Inc.** (investment banking)

     X C. E. Heiligenstein (Age 69)

          - Director of Union Planters since December 1998

          - Attorney (retired)

     X C. G. Hogan (Age 69)

          - Director of Union Planters since December 1998

          - Chairman, Hogan Motor Leasing, Inc. (contract transportation)

     X S. Lee Kling (Age 70)

          - Director of Union Planters since December 1998

          - Chairman, Kling, Rechter & Company (merchant banking)

     Stanley D. Overton (Age 70)*

          - Director of Union Planters since 1992

          - Retired; Chairman, Union Planters Bank of Middle Tennessee, N.A., from 1994 to 1997

          - Vice Chairman, Union Planters Bank, N.A. ("UPB") from March 1992 to July 1994

     Donald F. Schuppe (Age 67)

          - Director of Union Planters since 1996

          - DFS Service Company (consulting)

CLASS II DIRECTORS:

     Albert M. Austin (Age 71)

          - Director of Union Planters since 1974

          - Chairman, Cannon, Austin & Cannon, Inc. (real estate)

     George W. Bryan (Age 54)

          - Director of Union Planters since 1986

          - Senior Vice President, Sara Lee Corporation (Meat Group Division, meat processing and packaging)

     C. J. Lowrance, III (Age 68)

          - Director of Union Planters since 1985

          - President, Lowrance Brothers & Company, Inc. (planter)

     Benjamin W. Rawlins, Jr.*** (Age 61)

          - Director of Union Planters since 1974

          - Chairman and CEO of Union Planters and UPB

     Spence L. Wilson*** (Age 56)

          - Director of Union Planters since 1996

          - President, Kemmons Wilson, Inc. (hotel development and management, resort time-sharing, home building, and subdivision development, and private investment)

CLASS III DIRECTORS AND NOMINEES:

     X Parnell S. Lewis, Jr. (Age 51)

          - Director of Union Planters since 1996

          - President, Anderson-Tully Company (hardwood lumber products)

     X Jackson W. Moore*** (Age 50)

          - Director of Union Planters since 1986

          - President and Chief Operating Officer of Union Planters and UPB

          - Director since 1997 of Prison Realty Corporation** or its predecessor (real estate investment trust)

     X V. Lane Rawlins*** (Age 61)

          - Director of Union Planters since 1992

          - President, The University of Memphis

     X David M. Thomas (Age 68)

          - Director of Union Planters since 1998

          - Retired; President, Magnolia Federal Bank for Savings from 1988 to 1993

     X Richard A. Trippeer, Jr. (Age 59)

          - Director of Union Planters since 1974

          - President, R. A. Trippeer, Inc. (investments)
---------------

  * Marvin E. Bruce and Stanley D. Overton will retire as directors in April
    1999.

 ** A corporation subject to the registration or reporting requirements of the Securities Exchange Act of 1934, or registered pursuant to the Investment Company Act of 1940.

*** S. L. Wilson is a brother-in-law of our President J. W. Moore. There is no family relationship between B. W. Rawlins and V. L. Rawlins.

     Following the retirement of Messrs. Bruce and Overton and the election of directors at the Annual Meeting, the Board of Directors will consist of 15 members, with five directors serving in each class.

BOARD COMMITTEES

     Among other committees of the Board of Directors are the Directors' Audit and Examining Committee and the Salary and Benefits Committee. Information about these two committees follows. The Board does not have a standing nominating committee or a committee performing similar functions.

The Directors' Audit and Examining Committee: Held five meetings during 1998. Current members: Messrs. Bruce, Lewis, Overton, L. Rawlins, and Schuppe.
Functions: This committee makes recommendations to the Board with respect to the selection of independent accountants; the review and scope of audit arrangements; the independent accountants' suggestions for strengthening internal accounting controls; matters of concern to the Committee, the independent accountants, or management relating to our financial statements or other results of the annual audit; the review of internal accounting procedures and controls with our financial and accounting staff; the review of the activities and recommendations of our general auditor and compliance auditors; and the review of financial statements and other financial information we publish.

The Salary and Benefits Committee: Held three meetings in 1998. Current members: Messrs. Austin, Bruce, Bryan, and Harwood. Functions: This committee makes recommendations to the Board of Directors as to the amount and form of officer compensation. A subcommittee of the Salary and Benefits Committee, consisting of the same members, administers our 1992 and 1983 Stock Incentive Plans and is authorized to grant stock options and award stock without further approval, except grants to directors.

BOARD MEETINGS

     The Board of Directors held six meetings during 1998. Each of the directors attended at least 75% of the total number of meetings of the Board and the Committees on which such director served except for Messrs.
Bryan and Overton who, because of conflicting schedules, attended less than 75% of the meetings held by the Board.

DIRECTOR COMPENSATION

     Directors who are employees of Union Planters or any of its subsidiaries do not receive compensation for service as directors. Directors who are not employees of Union Planters or any of its subsidiaries were each paid fees of $32,500 annually. Compensated directors also receive fees for service on committees of the Board in the following amounts: Executive Committee, $1,000 per meeting and annual fees for Directors' Audit and Examining Committee, $5,000; Salary and Benefits Committee, $3,000; Directors' Loan Committee, $4,000; Community Reinvestment Act Committee, $3,000; and Trust Committee, $3,000.

     Individual directors may, at their option, defer the receipt of directors' fees. Under alternatives available each year from 1987 through 1998 up to 100% of a director's annual board and committee fees were deferrable. Such fees, plus interest, will be paid to the participating director or to his beneficiaries, as applicable, in monthly payments for a maximum ten-year period commencing on the earlier of (a) the death of the director; or (b) the later of (i) age 65, or
(ii) completion of five years' participation in the fee deferral program. Eight directors elected to enter into such nonqualified deferred compensation agreements for 1998.

     Directors who are not employees of Union Planters each received a grant of 50,000 nonstatutory stock options in October 1996, and 25,000 nonstatutory stock options in October 1998. Such options were granted at market value on the date of grant and vest in 20% annual increments beginning six months from the dates of grant.

SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of February 18, 1999, by each of the directors, each of the executive officers named in the Summary Compensation Table below, and all directors and executive officers as a group.

                                                              SHARES OF COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                           ----------------------------
                                                           DIRECTLY(2)    INDIRECTLY(3)       PERCENT
                                                           -----------    -------------       -------
Albert M. Austin.........................................      49,036          3,000              *
                                                                              12,568(5)(6)
                                                                                 266(7)(8)
Marvin E. Bruce(9).......................................      38,500                             *
George W. Bryan..........................................      39,900          1,000(7)(8)        *
James E. Harwood.........................................      23,172(4)      28,975              *
                                                                               1,525(5)(6)
                                                                               6,802(7)(8)
C. E. Heiligenstein......................................     247,141          2,784(5)(6)        *
                                                                               4,865(7)(8)
Carl G. Hogan............................................      19,015         11,203              *
                                                                               1,406(5)(6)

                                                              SHARES OF COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                           ----------------------------
                                                           DIRECTLY(2)    INDIRECTLY(3)       PERCENT
                                                           -----------    -------------       -------
S. Lee Kling.............................................     219,888         19,893              *
                                                                               1,505(5)(6)
Parnell S. Lewis, Jr.....................................      37,552          4,600              *
                                                                                 176(5)(6)
C. J. Lowrance, III......................................      56,000         12,152              *
Jackson W. Moore.........................................     592,236(4)      21,685              *
                                                                               3,086(8)
Stanley D. Overton(9)....................................      55,350            200(5)(6)        *
John W. Parker...........................................     119,802(4)       3,078              *
                                                                               4,054(8)
Benjamin W. Rawlins, Jr. ................................     642,094(4)      19,915              *
                                                                               9,729(8)
V. Lane Rawlins..........................................      37,700             --              *
Donald F. Schuppe........................................      39,175            200(5)(6)        *
J. Armistead Smith.......................................      97,549(4)       6,046(8)           *
David M. Thomas..........................................      24,848         19,455(5)(6)        *
                                                                               1,823(7)(8)
Richard A. Trippeer, Jr..................................     271,720         80,000              *
                                                                              26,624(5)(6)
M. Kirk Walters..........................................      72,534(4)         159              *
                                                                               7,932(8)
Spence L. Wilson.........................................      87,907          1,050              *
                                                                               8,503
Directors and executive officers as a group (20
  people)................................................   2,771,119(4)     326,259           2.17%

---------------

  * Less than 1%.
(1) Under applicable SEC rules, a person has "beneficial ownership" of shares if the person, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, has or shares "voting power" or "investment power" over the shares. "Voting power" includes the power to vote or to direct the voting of the shares. "Investment power" includes the power to dispose of or direct the disposition of such security. Unless otherwise indicated, the securities shown are held with sole voting and investment power. More than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities that are not yet owned but can be acquired within 60 days.
(2) Includes shares, in the amount indicated, as to which the following have the right to exercise options to purchase within 60 days of February 18, 1999:
    A. M. Austin, 35,000; M. E. Bruce, 35,000; G. W. Bryan, 35,000; J. E.
    Harwood, 5,000; C E. Heiligenstein, 968; C. G. Hogan, 3,387; S. L. Kling, 9,811; P. S. Lewis; 35,000; C. J. Lowrance, 35,000; J. W. Moore, 305,059; S.
    D. Overton, 41,000; J. W. Parker, 65,653; B. W. Rawlins, 445,852; V. L.
    Rawlins, 35,000; D. F. Schuppe, 35,000; J. A. Smith, 69,563; D. M. Thomas, 5,000; R. A. Trippeer, 35,000; M. K. Walters, 37,203; S. L. Wilson, 44,239;
    and all directors and executive officers as a group, 1,312,735.

(3) May include shares (a) owned as trustee; or (b) owned in the name of the spouse, minor children or other relative of the director, or (c) owned by a corporation, partnership or other legal organization in which the director has a substantial beneficial interest.
(4) In addition to the shares shown, the following persons have deferred receipt of shares resulting from stock option exercises in the amounts indicated which are issuable at future dates pursuant to an irrevocable Stock Option Deferral Agreement: J. E. Harwood, 20,517; J. W. Moore, 145,424; J. W. Parker, 20,970; B. W. Rawlins, 312,982; J. A. Smith, 19,113; M. K. Walters,
    12,900; and all directors and executive officers as a group, 531,906.
(5) Shared investment power.
(6) Shared voting power.
(7) No voting power.
(8) No investment power.
(9) M. E. Bruce and S. D. Overton will retire as directors in April 1999.

     To the knowledge of Union Planters, no persons beneficially owned more than 5% of the outstanding Common Stock as of the record date of February 18, 1999, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and applicable rules promulgated thereunder.

        PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Subject to shareholders' ratification, the Board of Directors has selected PricewaterhouseCoopers LLP to be the independent accountants and auditors of Union Planters for the year ending December 31, 1999. PricewaterhouseCoopers LLP has served Union Planters in this capacity since 1985. As in the past, a representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS
PROPOSAL.

             PROPOSAL 3: AMENDMENT OF THE 1992 STOCK INCENTIVE PLAN

     The Board of Directors recommends approval of the amendment to Union Planters' 1992 Stock Incentive Plan (the "1992 Plan") to increase the number of shares Union Planters is authorized to issue under the 1992 Plan from 6,000,000 to 13,000,000 shares. The amendment was adopted by the Board effective as of February 18, 1999, subject to the approval of the amendment by shareholders at the Annual Meeting.

     The following description is a summary only and is qualified in its entirety by reference to the 1992 Plan as amended.

PURPOSE

     The purpose of the 1992 Plan has been to encourage employees of Union Planters and its subsidiaries to own stock in Union Planters and thereby provide an incentive for them to continue to serve at their highest level of performance. The 1992 Plan has also provided a means through which we may continue to obtain the services of highly talented persons. The Board of Directors believes that the 1992 Plan has proved its value in contributing to the growth of Union Planters and has succeeded in increasing ownership of the Common Stock by our key officers.

SHARES SUBJECT TO THE 1992 PLAN, CURRENTLY AND AS PROPOSED

     As amended in 1997, the 1992 Plan currently authorizes up to 6,000,000 authorized but unissued shares of Common Stock to be issued or delivered on the exercise of nonstatutory and incentive stock options and as restricted stock granted under the 1992 Plan. At the time of the previous amendment, the 6,000,000 shares represented 9% of the then issued and outstanding common shares. Since that time, Union Planters has made numerous acquisitions increasing the number of issued and outstanding shares to 142,479,356. In 1998, Union Planters increased the total number of authorized common shares to 300,000,000 and at that time made no amendment to the 1992 Plan to increase the number of shares available under the plan. The proposed amendment to the 1992 Plan would increase the number of shares of Common Stock which may be issued from 6,000,000 to 13,000,000. These 13,000,000 shares represent approximately 9% of the Common Stock issued and outstanding as of the record date of February 18, 1999, which is consistent with the percentage increase of the 1997 amendment to the Plan.

     As of February 18, 1999, in the aggregate, 565,537 shares had been issued as restricted stock grants, and options to purchase 5,300,269 shares had been granted to officers and employees of Union Planters at option prices ranging from $23.50 to $67.875 per share. As of that date, options as to 3,324,507 shares were vested, and options as to 1,823,956 shares had been exercised. If the proposed amendment is approved by shareholders at the Annual Meeting, a total of 7,134,194 shares of Common Stock will be available for future grants under the 1992 Plan, based on the number of restricted stock grants and options outstanding or exercised as of February 18, 1999. The closing price of the Common Stock was $44.50 as of February 18, 1999.

ADMINISTRATION OF THE 1992 PLAN

     Unless otherwise determined by the Board, the 1992 Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee"), which is a subcommittee of the Board's Salary and Benefits Committee. The requirements for eligibility to serve on the Committee include the requirements specified by
Section 162(m) of the Internal Revenue Code. Subject to the eligibility and other provisions of the 1992 Plan, the Committee is authorized to determine the recipients to whom options or restricted stock will be granted; the number of shares to be subject to each option or restricted stock grant; the terms upon which, the times at which, and the period within which such options may be acquired and exercised; and the terms and conditions of restricted stock grants. In addition, the Committee is authorized to interpret the 1992 Plan and the written agreements implementing grants, and to take all other action necessary or advisable for the administration of the 1992 Plan.

     Committee members will be indemnified by Union Planters from any liability arising in connection with their administration of the 1992 Plan so long as they have acted in good faith and in a manner which they believe to be in, and not opposed to, Union Planters' best interests.

THE RIGHT TO AMEND OR TERMINATE THE 1992 PLAN

     The Board of Directors may amend or terminate the 1992 Plan, which otherwise will terminate on February 20, 2002. However, the 1992 Plan may not, without shareholder approval, be amended so as to change the aggregate number of shares that may be issued, to change the class of employees eligible to participate, or to increase materially the benefits available to participants.

ELIGIBILITY TO PARTICIPATE IN THE 1992 PLAN

     Under the 1992 Plan, nonstatutory stock options, incentive stock options, and restricted stock may be granted to employees of Union Planters and its subsidiaries, and nonstatutory options and restricted stock may be granted to nonemployee directors of Union Planters and its subsidiaries, including members of the Committee. However, directors who are not also full-time employees are not eligible to receive incentive stock options.

     The Committee has determined that under the 1992 Plan, eligible recipients of options and restricted stock are executive officers, non employee directors, senior officers in key positions, and other key managers who are capable of making a substantial contribution to the earnings of Union Planters or to one of its subsidiaries and who are recommended to the Committee by management. The estimated number of eligible participants for each class is thirteen, six, sixty-five and fifty, respectively.

STOCK OPTIONS GRANTED UNDER THE 1992 PLAN

     The Committee is authorized to grant nonstatutory stock options or incentive stock options (although the latter not to nonemployee directors). The Committee may grant nonstatutory stock options which, subject to its terms and restrictions, could be transferable from the optionee to other individuals. The maximum term for options granted under the 1992 Plan is ten years from the date of grant, and the exercise prices of options granted cannot be less than the fair market value of the optioned shares at the date of grant. Options granted by the Committee typically become exercisable on a cumulative basis as to a specified percentage of the shares during the term of the option. The fair market value (determined as of the date the option is granted) of the stock for which incentive stock options may become exercisable by a particular employee during any calendar year may not exceed $100,000. The maximum number of shares that may be awarded to any employee is 20% of the total number of shares available for grants under the 1992 Plan.

     Options granted under the 1992 Plan will expire upon the earliest of termination for cause; one month after termination of employment (other than for cause) for any reason except death, disability or normal retirement; one year after death; or ten years after the date of grant (including disability or normal retirement).

     The Committee is authorized to provide in its discretion for the payment of the exercise price otherwise than in cash, including by delivery of shares of Union Planters' common stock (other than restricted stock) valued at fair market value on the date of exercise, or by a combination of both cash and stock. Participants in the 1992 Plan also have the right to pay withholding taxes with shares of Common Stock, by having the shares withheld, or by delivering previously owned shares when exercising an option or acquiring restricted stock when the restrictions lapse.

     Under the 1992 Plan, the Committee is authorized to grant a "Reload Option." A Reload Option means an option granted to an optionee upon surrender of shares of Common Stock in payment of the exercise price upon exercise of the option. The exercise price for any Reload Option is the fair market value at the date the Common Stock is surrendered as payment. Other terms of the Reload Option remain the same as the original option. See the table entitled "Option/SAR Grants in Last Fiscal Year" on page 14.

     In addition, the Committee may allow an optionee to defer the issue or transfer of Common Stock which would otherwise be issued or transferred to the optionee upon exercise of the option. Such deferral would postpone the recognition of taxable income by the optionee and the deduction by Union Planters of such taxable amounts.

ADJUSTMENTS, MODIFICATIONS, AND VARIATIONS

     The 1992 Plan permits the Committee, in its discretion, to make anti-dilution adjustments to the number and class of shares subject to the 1992 Plan, and to outstanding options and restricted stock grants, and to option prices. Adjustments can be made to reflect events such as stock dividends, stock splits, recapitalizations, mergers, consolidations, or reorganizations of Union Planters, provided the adjustment does not materially increase the benefits accruing to Plan participants. In addition, the Committee is permitted to modify, extend, or renew outstanding options, and to grant options under the 1992 Plan in substitution for options to purchase shares of capital stock of a corporation acquired by Union Planters, even though the terms and conditions of the substitute options may vary from the terms and conditions set forth in the 1992 Plan.

RESTRICTED STOCK AWARDS UNDER THE 1992 PLAN

     A restricted stock grant does not require the payment of any option price by the grantee, but instead calls for the transfer of shares to the grantee subject to forfeiture if conditions prescribed by the Committee, such as continued employment with Union Planters, are not satisfied. The grantee has the right to vote and receive dividends with respect to shares acquired upon the grant of restricted stock, but is not permitted to transfer such shares until the specified conditions have been satisfied.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive stock options. An optionee will not recognize income on the grant of an incentive stock option. In addition, no income will be recognized on the exercise of an incentive stock option provided the exercise occurs while the optionee is an employee or within certain statutorily specified periods after termination of employment. Assuming that the option is exercised while the optionee is an employee or during such specified period thereafter, gain or loss from the sale or exchange of shares acquired upon exercise of the option generally will be treated as capital gain or loss, provided that the disposition occurs more than two years after the date of grant of the option and at least one year after the date of exercise (the "required holding period"). Under these circumstances, no deduction will be allowable to the employer in connection with either the grant of incentive stock options or the issuance of shares upon the exercise. If the option is exercised after termination of employment and after expiration of the statutorily specified periods, the optionee must recognize income upon exercise under the same rules as discussed below under the caption "Nonstatutory stock options."

     In general, if shares acquired by the exercise of an incentive stock option are disposed of prior to the expiration of the required holding period, the optionee will recognize ordinary income equal to the excess over the exercise price of the lesser of the amount realized or the market value of the shares at the time of exercise. Any gain in excess of ordinary income recognized on the disposition will be capital gain, and any loss will be capital loss. If any optionee recognizes ordinary income as a result of the disposition, his employer will be entitled to a deduction of the same amount.

     The exercise of an incentive stock option may result in a tax to the optionee under the alternative minimum tax because the excess of the market value of the stock received on the exercise of the option over the exercise price is a "tax adjustment item."

     Nonstatutory stock options. An optionee will not recognize income at the time the nonstatutory stock option is granted. However, the optionee will generally recognize ordinary income when the option is exercised, unless the optionee requests and the Committee permits deferral of issuance or transfer of the Common Stock to the optionee. In general, the amount of income will be the excess, if any, of the market value of the shares at the time of exercise over the exercise price. If the optionee defers the option gain, the optionee will not recognize income until the end of the deferral period. To defer the option gain, the optionee is required to use stock to pay the exercise price of the option. Upon exercise, only "nonprofit" shares (shares with a fair market value equal to the exercise price) will be transferred to the optionee. The optionee will not recognize income at the time of exercise. The remaining shares, which will be delivered to the optionee at the end of the deferral period, will be taxable as ordinary income at the time such shares are transferred. The amount of income will be the fair market value of the shares on the date of transfer.

     When income is recognized by an optionee in connection with the exercise of the option, the optionee's employer will be entitled to a deduction, in the amount of income so recognized by the optionee, for the employer's taxable year in which the option is exercised.

     Use of shares to exercise option. Special rules govern the tax treatment of the use of stock to pay for an incentive stock option or nonstatutory stock option.

     Restricted stock. A grantee of shares of restricted stock under the 1992 Plan is not required to include the value of such shares in ordinary income until the first time his rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of income will be the excess of the market value of the stock at the time the income is recognized (determined without regard to any restriction other than a restriction which by its terms will never lapse) over the amount paid for the stock. The grantee's employer will be entitled to a deduction, in the amount of income recognized by the grantee.

     Summary not controlling. The statutes governing the tax treatment of stock options, restricted stock, and stock acquired by the exercise of options are quite technical. The above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations. The tax consequences under state laws may not be the same as under federal laws.

CERTAIN ACCOUNTING CONSEQUENCES

     In October 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("FAS No. 123"). This statement defines a fair value-based method of measuring and recording compensation cost associated with employee stock compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized in income over the service period. FAS No. 123 encourages adoption of this method of accounting; however, it also allows an entity to continue to measure compensation cost using the method of accounting prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). Entities electing to continue using the accounting method in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed under FAS No. 123 had been applied. Union Planters has elected to use this approach. Under APB No. 25, the grant or exercise of stock options does not result in a charge against Union Planters' earnings as long as the exercise price is not less than 100% of the fair market value of the Common Stock.

     Restricted stock will require a charge to earnings representing the value of the benefit conferred, which, in the case of restricted stock, may be spread over the restrictive period. Such charge is based on the market value of the shares transferred at time of issuance.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE 1992 STOCK INCENTIVE PLAN.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

     The following tables provide a profile of Union Planters' executive compensation and show, among other things, salaries and bonuses paid during the last three years, options granted during 1998 and aggregate option exercises in 1998 for our Chief Executive Officer ("CEO") and each of the four other most highly compensated executive officers of Union Planters.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION(1)
                                                                            ----------------------------------------------
                                         ANNUAL COMPENSATION                RESTRICTED
                            ---------------------------------------------     STOCK        SECURITIES
                                                           OTHER ANNUAL     AWARDS($)      UNDERLYING
         NAME AND                                         COMPENSATION($)      (SEE      OPTIONS/SARS(#)      ALL OTHER
    PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)    (SEE NOTE 2)      NOTE 3)      (SEE NOTE 4)     COMPENSATION(5)
    ------------------      ----   ---------   --------   ---------------   ----------   ---------------   ---------------
B. W. Rawlins, Jr.          1998    700,000    610,000         98,000       3,285,625        585,275           11,485
  Chairman and CEO of       1997    645,000    581,000        308,000              --        150,000           11,244
  Union Planters and UPB    1996    590,000    443,000             --       3,157,000        458,048           11,281
J. W. Moore                 1998    500,000    430,000        189,000       2,346,875        484,935            9,298
  President and Chief       1997    455,000    410,000        231,000              --        110,000            9,213
  Operating Officer of      1996    380,000    285,000             --       2,367,750        190,366            9,559
  Union Planters and UPB
J. W. Parker                1998    235,000    125,000        269,000         821,406         65,956           12,123
  Executive Vice President  1997    215,000    100,000         77,000              --         42,837           12,252
  and CFO of Union          1996    200,000     96,000             --         749,250         72,660           12,204
  Planters and UPB
J. A. Smith                 1998    240,000     80,000        311,000         469,375         59,674           11,373
  Executive Vice President  1997    240,000     80,000             --              --         42,239           11,277
  and Senior Lending        1996    240,000     10,000             --              --         10,003           11,604
  Officer of Union
  Planters and UPB

                                                                                      LONG-TERM COMPENSATION(1)
                                                                            ----------------------------------------------
                                         ANNUAL COMPENSATION                RESTRICTED
                            ---------------------------------------------     STOCK        SECURITIES
                                                           OTHER ANNUAL     AWARDS($)      UNDERLYING
         NAME AND                                         COMPENSATION($)      (SEE      OPTIONS/SARS(#)      ALL OTHER
    PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)    (SEE NOTE 2)      NOTE 3)      (SEE NOTE 4)     COMPENSATION(5)
    ------------------      ----   ---------   --------   ---------------   ----------   ---------------   ---------------
M. K. Walters               1998    185,000     70,000        354,000         375,500         39,598           14,523
  Senior Vice President,    1997    175,000     60,000         38,000              --         34,443           11,361
  Treasurer, and Chief      1996    165,000     80,000             --         394,625         39,885           12,579
  Accounting Officer of
  Union Planters and UPB

---------------

(1) Union Planters maintains two Stock Incentive Plans that were approved by shareholders in 1983 and 1992.
(2) "Other Annual Compensation" for 1998 consists of certain cash payments in connection with the long-term compensation plan.
(3) Restricted shares were granted to the named executives in 1998 and 1996 under the Stock Incentive Plan approved by shareholders in 1992. Grantees have the right to receive dividends on restricted shares. Shares generally vest over twelve years in equal amounts annually and are subject to forfeiture for certain conditions. During 1998 the Corporation approved current vesting of the annual incentive which otherwise would not have vested until after the 62nd birthday of applicable executives. The value of shares vesting in 1998 and released to the named executives were as follows:
    $271,906, J. W. Moore; $386,639, J. W. Parker; $445,906, J. A. Smith; and
    $505,040, M. K. Walters. The aggregate market value as of December 31, 1998 (and number) of all restricted shares that have been granted through December 31, 1998, excluding restricted shares that vested prior to 1998 or that were vested and released during 1998, were: $6,827,098 (150,667 shares); $4,757,812 (105,000 shares); $1,342,383 (29,625 shares); $22,656
    (500 shares); and $347,366 (7,666 shares), respectively, for the named executives. The value of shares vesting each year may vary. The restricted stock awards represent awards made for overall performance over the past several years including successful completion of several key acquisitions and to ensure the named executives' continued employment with the Corporation.
(4) Shares acquired pursuant to option exercise must generally be held three years or any profits must be paid to Union Planters. Union Planters does not grant SARs.
(5) "All Other Compensation" for 1998 consists of the following various components. Employee stock ownership plan contributions on behalf of the employees as follows: $4,923, B. W. Rawlins; $4,923, J. W. Moore; $4,923, J.
    W. Parker; $4,923, J. A. Smith; and $4,923, M. K. Walters. 401(k) plan contributions on behalf of the same employees, respectively, are as follows:
    $6,562; $4,375; $7,200; $6,450; and $9,600.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                                          % OF TOTAL
                           NUMBER OF     OPTIONS/SARS
                          UNDERLYING      GRANTED TO
                         OPTIONS/SARS    EMPLOYEES IN     EXERCISE OR                            GRANT DATE
         NAME            GRANTED(#)(1)   FISCAL YEAR    BASE PRICE($/SH)   EXPIRATION DATE   PRESENT VALUE(5)($)
         ----            -------------   ------------   ----------------   ---------------   -------------------
B. W. Rawlins, Jr.           3,428(2)       28.8%            67.875           01-17-99           $   19,895
                             7,281(2)                        67.875           02/28/01               59,344
                            15,974(2)                        67.875           05/20/03              130,196
                             5,435(2)                        67.875           02/08/07               44,298

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                                          % OF TOTAL
                           NUMBER OF     OPTIONS/SARS
                          UNDERLYING      GRANTED TO
                         OPTIONS/SARS    EMPLOYEES IN     EXERCISE OR                            GRANT DATE
         NAME            GRANTED(#)(1)   FISCAL YEAR    BASE PRICE($/SH)   EXPIRATION DATE   PRESENT VALUE(5)($)
         ----            -------------   ------------   ----------------   ---------------   -------------------
                            12,829(2)                        67.875           05/27/04              104,563
                             3,533(2)                        67.875           02/20/05               28,796
                            10,825(2)                        67.875           04/26/05               88,229
                            13,529(2)                        67.875           02/15/06              110,268
                            31,409(2)                        67.875           10/18/06              255,999
                            80,504(2)                        67.875           12/18/07              656,148
                            43,688(2)                        67.875           01/02/08              356,079
                             2,004(2)                       59.9375           02/20/05               15,314
                             6,143(2)                       59.9375           04/26/05               46,942
                            15,266(2)                       59.9375           02/15/06              116,657
                            35,456(2)                       59.9375           10/18/06              270,941
                            19,838(2)                       59.9375           07/02/08              151,594
                           150,000(3)                       46.9375           10/14/08            1,026,960
                           125,051(2)                        49.875           10/14/08              935,244
                             3,082(2)                        49.875           11/06/08               23,050

J. W. Moore                  7,707(2)       23.9%            67.875           01/17/99               44,728
                             2,119(2)                        67.875           12/17/00               17,271
                             1,824(2)                        67.875           01/21/03               14,867
                            10,885(2)                        67.875           05/20/03               88,718
                             1,806(2)                        67.875           02/08/04               14,720
                             1,778(2)                        67.875           02/20/08               14,492
                             8,568(2)                        67.875           04/26/08               69,833
                             9,004(2)                        67.875           02/15/06               73,387
                            23,557(2)                        67.875           10/18/06              192,001
                           105,708(2)                        67.875           12/18/07              861,573
                            38,987(2)                        67.875           01/02/08              317,764
                             1,002(2)                       59.9375           02/20/05                7,657
                             4,828(2)                       59.9375           04/26/05               36,894
                            10,159(2)                       59.9375           02/15/06               77,631
                            26,591(2)                       59.9375           10/18/06              203,198
                            14,243(2)                       59.9375           07/02/08              108,839
                           110,000(3)                       46.9375           10/14/08              753,104
                             2,554(2)                        49.875           11/06/08               19,101
                           103,615(2)                        49.875           10/14/08              774,926

J. W. Parker                   307(2)        3.2%            66.625           01/23/06                2,661
                             8,010(2)                        66.625           10/18/06               69,419
                             4,844(2)                        66.625           06/05/07               41,981
                             2,852(2)                        66.625           01/03/08               36,699
                               538(2)                       60.4375           02/20/05                4,216

                                        INDIVIDUAL GRANTS
                         -----------------------------------------------
                                          % OF TOTAL
                           NUMBER OF     OPTIONS/SARS
                          UNDERLYING      GRANTED TO
                         OPTIONS/SARS    EMPLOYEES IN     EXERCISE OR                            GRANT DATE
         NAME            GRANTED(#)(1)   FISCAL YEAR    BASE PRICE($/SH)   EXPIRATION DATE   PRESENT VALUE(5)($)
         ----            -------------   ------------   ----------------   ---------------   -------------------
                               813(2)                       60.4375           01/21/03                6,371
                               402(2)                       60.4375           02/08/04                3,150
                             1,798(2)                       60.4375           01/23/06               14,089
                             1,619(2)                       60.4375           04/29/08               18,406
                             2,554(2)                       59.4375           01/23/06               20,049
                             8,937(2)                       59.4375           10/18/06               70,156
                             3,282(2)                       59.4375           07/03/08               36,014
                            30,000(4)                       46.9375           10/14/08              230,271

J. A. Smith                  2,522(2)        2.9%            52.875           08/10/08               16,208
                             1,149(2)                        52.875           02/08/04                7,384
                             3,471(2)                        52.875           12/20/04               22,307
                             1,131(2)                        52.875           02/20/05                7,269
                             3,933(2)                        52.875           02/15/06               25,276
                             2,018(2)                        52.875           02/13/07               12,969
                             3,005(2)                        52.875           06/12/07               19,312
                             7,445(2)                        52.875           08/10/08               65,392
                            35,000(4)                       46.9375           10/14/08              239,624

M. K. Walters                1,109(2)        1.9%            67.875           01/21/03                9,039
                               390(2)                        67.875           07/12/03                3,179
                             1,080(2)                        67.875           02/08/04                8,803
                             1,188(2)                        67.875           06/01/04                9,683
                               697(2)                        67.875           02/20/05                5,681
                             1,235(2)                        67.875           01/23/06               10,066
                             3,905(2)                        67.875           10/18/06               31,828
                             1,936(2)                        67.875           01/02/08               24,071
                               381(2)                       63.1875           02/20/05                3,227
                             1,338(2)                       63.1875           01/23/06               11,331
                               831(2)                       63.1875           02/20/08               10,402
                             4,292(2)                       61.9375           10/18/06               32,710
                             1,216(2)                       61.9375           04/20/08               13,676
                            20,000(4)                       46.9375           10/14/08              153,514

---------------

(1) Generally, options may not be granted at less than the fair market value of the underlying shares on the date of grant, and will expire upon the earliest of ten years after the date of grant, termination for cause, one month after termination of employment (other than for cause) for any reason except death or disability, and one year after death. Already owned shares of stock may be used as the consideration for exercise of the option, and a reload option will generally be granted in such cases. Generally, except in the event of involuntary termination or termination due to disability, death or retirement, shares acquired by option exercise must be held at least three years or any profits from sale must be repaid to Union Planters.

    All options granted in 1998 have an exercise price equal to the underlying stock's fair market value on the grant date.
(2) Options granted in 1998 as reload options on exercises where shares were used as the consideration for the exercise. The reload options carry the same term as the option which was exercised. Reload options vest six months after the grant date.
(3) Options granted in 1998 which vest immediately.
(4) Options granted in 1998 which vest 1/3 six months after the date of grant, an additional 1/3 18 months after the date of grant and the final 1/3 30 months after the date of grant, except for increments which otherwise would not vest until after age 62. Such increments vest immediately.
(5) Present values were calculated using the Black-Scholes option pricing model. The model is a mathematical formula which is widely used and accepted for valuing traded stock options. There is no assurance that the values generated by the model will actually be realized. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price at the date of exercise. The model was applied using the individual grant dates and the exercise price and fair market value of Union Planters' Common Stock on the grant date. It also assumed: (i) a risk-free rate of return based on the yield on a U. S. Government Zero Coupon bond with a term equal to the term of the stock grant which ranged from 4.5% to 4.7%; (ii) stock price volatility calculated using daily closing prices of the Common Stock of Union Planters for the expected term of the option ending on the grant date which ranged from 22.1% to 28.5%; (iii) a constant dividend yield on the respective grant dates based on the quarterly cash dividend rate per share paid by Union Planters on its Common Stock; and (iv) that the options would be exercised on the final day of their ten-year term. No discount from the theoretical value was taken to reflect the one-year waiting period prior to vesting, the restrictions on the transfer of the options, and the likelihood that the options will be exercised in advance of the final day of their term.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                      NUMBER OF
                                                                     SECURITIES
                                                                     UNDERLYING      VALUE OF UNEXERCISED
                                                                   UNEXERCISED AT        IN-THE-MONEY
                                          SHARES                     FY-END (#)         FY-END ($)(2)
                                        ACQUIRED ON     VALUE      ---------------   --------------------
                                         EXERCISE      REALIZED     EXERCISABLE/         EXERCISABLE/
                 NAME                     (#)(1)         ($)        UNEXERCISABLE       UNEXERCISABLE
                 ----                   -----------   ----------   ---------------   --------------------
B. W. Rawlins, Jr. ...................    535,187     10,932,983   311,906/294,743        0/975,765
J. W. Moore...........................    458,611      9,205,975   211,943/226,448        0/696,146
J. W. Parker..........................     47,586      1,229,446    28,545/ 88,539        0/210,443
J. A. Smith...........................     35,842        998,613    46,666/ 56,010        0/ 48,149
M. K. Walters.........................     25,573        661,934    22,281/ 47,449        0/112,759

---------------

(1) Shares acquired pursuant to option exercise must generally be held three years or any profits must be paid to Union Planters. During the restriction period, shares may be used to exercise an option or to satisfy tax withholding requirements on option exercises. Numbers of shares used to exercise options and satisfy tax withholding requirements related to the above options exercised were as follows: B. W. Rawlins, 368,667; J. W. Moore, 319,151; J. W. Parker, 28,203; J. A. Smith, 17,229; and M. K.
    Walters, 15,615.
(2) Value is calculated as the difference between the closing market price of a share of Common Stock on December 31, 1998 ($45.3125 per share) and the exercise price of the options. No value is reported if the exercise price of the options exceeded the market price of a share of Common Stock on December 31, 1998.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE, AND CHANGE OF CONTROL ARRANGEMENTS

     B. W. Rawlins, Jr., and J. W. Moore have employment agreements with Union Planters. These agreements were first entered into as of December 1, 1989, and were amended and restated as of April 17, 1997. These agreements provide for minimum base salaries for Messrs. Rawlins and Moore of $700,000 and $500,000, respectively, and entitle them to receive certain other employee benefits and to participate in incentive bonus, stock option, and deferred compensation plans.

     On December 31 of each year the terms of these employment agreements are automatically extended for one year unless Union Planters provides at least 60 days prior notice to the officer. In any case, the term of the agreement may not be extended after the officer reaches age 65. If we provide prior notice to the officer that we are electing not to extend the agreement, the officer may either remain until the end of the then-current term of his agreement, or may choose to terminate the agreement and be paid an amount equal to three times the sum of his highest base salary and highest annual bonus earned in any year during his employment ("final highest earnings"). In either such case, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to the officer under all stock incentive plans of Union Planters (collectively, "incentive awards") will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, the officer will have the right to elect within 90 days after the effective date of his termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options for a period of two years from the date of such election.

     If termination of employment is for cause, the officer will be provided base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid. In addition, Union Planters must, at its election, either effect a lump-sum cash-out of the officer's stock options (vested and unvested) at the then-current spread value, or declare all such options to be immediately vested and exercisable by the officer within one year from notice of his termination.

     If termination of employment is due to death or disability, the officer will be provided base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid, and will receive a severance payment equal to three times his final highest earnings (as defined above). In either case, all incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, the officer or his estate will have the right to elect, within 90 days after the effective date of the officer's termination of employment, either to receive a lump-sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options for a period of two years from the date of such election.

     The employment agreements also provide that in the event of a change in control of Union Planters (as defined in the agreements to include certain business combinations, acquisitions of stock or assets of Union Planters, or changes in Board composition) Messrs. Rawlins and Moore will have the option to extend the terms of their employment agreements for an additional three-year period, beginning on the later of the date of the renewal notice or the date of the change in control. Upon the commencement of any such renewal term, any remaining period of the then-current term of the employment agreement will be canceled. During the extended renewal term following a change in control, the officer may resign without penalty upon 90 days prior notice and receive a lump-sum payment equal to three times his final highest earnings (as defined above).

Also, in the event of a change in control, all deferred compensation, supplemental retirement benefits, and incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse, and any stock or stock equivalents held in a deferred account on behalf of the officer will become immediately payable. With respect to benefits paid, accrued or accelerated by virtue of a change in control, the agreements require Union Planters to make certain tax gross-up payments to cover the income tax and excise tax liabilities of the officers with respect to such benefits, including tax liabilities associated with the gross-up payments.

     J. Armistead Smith also had an employment agreement with Union Planters, which was effective as of December 1, 1989. That employment agreement was renewed annually on December 31 of each year until 1998, when Union Planters elected not to renew the agreement. The employment agreement was terminated effective January 1, 1999, when Mr. Smith was assigned other duties with our subsidiary banks. While his employment agreement was in effect, Mr. Smith was entitled to a minimum base salary of $240,000, to receive certain other employee benefits, to participate in incentive bonus, stock option, and deferred compensation plans, and to receive certain termination benefits if his employment agreement was terminated under certain circumstances, including following an "Acquisition" of Union Planters or Union Planters Bank, N.A. Termination benefits available to Mr. Smith upon Union Planter's election not to extend his employment agreement included the ability of Mr. Smith to choose to receive an amount equal to his then current base salary and his last annual incentive bonus, and the immediate acceleration of all incentive awards that had been issued to Mr. Smith. However, because Mr. Smith remains an employee, the parties agreed to substitute comparable termination benefits that will be available to him upon the termination of his employment.

EXECUTIVE BENEFIT PLANS

     Union Planters maintains two executive benefit plans for selected management employees. Eligibility is determined by the Salary and Benefits Committee, which is also responsible for administering the plans.

     The supplemental retirement plan provides a retirement income benefit at age 62 equal to a percentage of final average earnings as defined in the plan, as amended. The benefit can be paid in either an equivalent lump sum amount or in annual or monthly installments. The plan is nonqualified and unfunded, and the amounts payable thereunder are not offset for social security or other amounts.

     Currently, the executive officers identified in the Summary Compensation Table participate in the supplemental retirement plan or a similar predecessor plan. Supplemental annual retirement benefits payable under the plan at age 62 are equal to 65% of the sum of the executive's highest base salary and highest annual bonus during any year of employment. The annual supplemental retirement benefit under the plan is reduced 6% per year for early retirement after age 55 but before age 62. In addition, annual supplemental retirement benefits vest following a change in control as defined in the plan based on projected final average earnings calculated at an average base salary increase rate up to the executive's 65th birthday.

     The deferred compensation plan allows participants to defer a portion of their cash compensation into a nonqualified savings plan. The plan credits interest annually equal to the greater of 120% of the mid-term Applicable Federal Rate or the Union Planters common stock total investment return. In addition, Union Planters matches amounts deferred with a 25% company contribution. The plan returns the compensation deferred plus interest earned upon termination of employment or earlier if otherwise elected by the participant.

COMPENSATION COMMITTEE REPORT

     The Salary and Benefits Committee (the "Committee") is composed of four directors who are not employees of Union Planters or any of its subsidiaries. The Committee makes recommendations to the Board of Directors as to the amount and form of executive officer compensation, and is responsible for granting stock options and restricted stock.

  Pay Philosophy

     The compensation programs of Union Planters are designed to align compensation with business objectives and performance, and to enable Union Planters to attract, retain and reward executives who contribute to the long-term success of Union Planters. The Committee believes that executive pay should be linked to performance. Therefore, Union Planters provides an executive compensation program which includes base pay, annual cash bonus and long-term incentive opportunities through the use of stock options and restricted stock.

     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated executive officers. While the Committee cannot predict with certainty how Union Planters' compensation tax deduction might be affected, the Committee tries to preserve the tax deductibility of all executive compensation while maintaining flexibility with respect to Union Planters' compensation programs as described in this report. Consistent with this intention, in 1997 the Committee established the Union Planters Corporation Senior Management Performance Incentive Plan and the shareholders have approved amendments to the 1992 Stock Incentive Plan. Awards under the Performance Incentive Plan and option grants under the amended 1992 Plan are intended to qualify as performance-based compensation as defined under Section 162(m) of the Code. Additionally, Union Planters requires certain officers to defer receipt of restricted shares if the receipt of the shares were to cause an officer's compensation to exceed the Section 162(m) limitation.

  Base Salary

     Base salary is set annually based on job-related experience, individual performance and pay levels of similar positions at approximately twenty peer financial institutions. Union Planters targets base pay at the 50th percentile of peer base pay. In determining compensation at peer financial institutions, Union Planters analyzes information from independent surveys. The surveys, which do not necessarily include the same financial institutions as included in the NYSE financial indicator (used in the performance graph), are chosen based on similarity of the surveyed financial institutions to Union Planters in terms of size, geographic region, scope of services, and return on assets/return on equity. In 1998, base salary of the named executive officers was generally at the target based on peer analysis.

  Annual Bonus

     Union Planters maintains an annual incentive plan that is based on the achievement of certain return on equity (ROE) targets established by the Salary and Benefits Committee plus individual performance of participating executives.

     First, the plan establishes three ROE target levels; target levels vary between corporate executives and bank-level management. Each ROE target level has a corresponding bonus potential, calculated as a percentage of base salary, which is based upon a participant's level and scope of responsibility within Union Planters. The bonus potential is based on target bonus levels as reported by the same peer financial institutions used in analyzing base salary.

     If actual ROE performance is within the ROE targets established by the Salary and Benefits Committee, the plan calculates a midpoint bonus based on the target percentage of base salary that corresponds with actual ROE performance. During 1998 ROE performance met or exceeded the ROE targets established by the Committee. With respect to participating executives other than the CEO and the COO, the CEO then has discretion to increase or decrease the actual bonus by up to 50% based on an executive's actual performance. With respect to the CEO and the COO, the Committee has discretion only to decrease the actual bonus payment.

  Long-term Incentives

     In order to link the interests of Union Planters' shareholders and senior management, Union Planters maintains a stock incentive plan. Stock options and restricted stock may be granted under the plan. Awards are based on position and individual performance. Among other conditions, stock options and restricted stock are granted subject to a vesting schedule. Options may be exercised after vesting. However, to encourage long-term share retention, shares acquired pursuant to option exercise must generally be held at least three years, or any profits from sale must be repaid to Union Planters.

     For 1998, options and restricted stock were granted to the executive officers based on their positions and a subjective assessment of individual performances. Generally, long-term incentive awards are targeted between the 50th and 75th percentiles of the competitive market. Union Planters utilizes the same surveys and peer financial institutions as used in analyzing base salary and takes into consideration options and restricted stock that have already been granted.

  1998 Compensation for the Chief Executive Officer

     Many of the same philosophies used in determining compensation for officers of Union Planters are used in determining compensation for Mr. Rawlins. The Committee establishes each element of Mr. Rawlins' pay based on his achievement of specific business objectives. These objectives are based upon specific financial and nonfinancial goals. No specific weighting or formula is used to determine levels of compensation. Additionally, the Committee takes into consideration an analysis of compensation at the peer financial institutions used to review compensation of other officers of Union Planters.

  Base Salary

     The Committee increased Mr. Rawlins' base salary for the year 1998 from $645,000 to $700,000 which represented about a 9% increase. This level positioned his base salary at the 50th percentile of peer financial institutions.

  Annual Bonus

     The Committee determines the chief executive officer's annual bonus based upon his performance relative to business objectives established at the beginning of the year and specific corporate ROE targets. Union Planters' actual ROE for 1998 exceeded the ROE targets previously established by the Committee. Based on 1998 performance, the Committee decided to award Mr. Rawlins $610,000.

  Long-term Incentives

     For 1998, the Committee awarded 150,000 stock options and 70,000 shares of restricted stock to Mr. Rawlins as part of Union Planters' long-term stock incentive plan.

                                          SALARY AND BENEFITS COMMITTEE

                                               Marvin E. Bruce, Chair
                                               Albert M. Austin
                                               George W. Bryan
                                               James E. Harwood

PERFORMANCE GRAPH

     The following graph sets forth Union Planters' cumulative total shareholder return (assuming reinvestment of dividends) as compared to the S&P 500 and the NYSE Financial Indicator over a five-year period beginning December 31, 1993.

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                           UNION PLANTERS CORPORATION
                    TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
                   FIVE-YEAR PERIOD ENDING DECEMBER 31, 1998
                              (PERFORMANCE CHART)

DECEMBER 31,                                1993         1994        1995         1996       1997      1998
------------                               -----        -----       -----        -----      -----     -----
Union Planters                             100.0         86.2       136.5        172.6      309.4     214.2
S&P 500                                    100.0        101.3       139.4        171.4      228.5     293.8
NYSE Financial Indicator                   100.0         90.3       126.5        162.0      228.7     240.5

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During 1998 some of the directors and officers of Union Planters, and other persons and entities with which they are affiliated, were customers of, and had in the ordinary course of business banking transactions with, Union Planters' subsidiary banks. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. Such loans aggregated less than 1% of shareholders' equity as of December 31, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Union Planters' officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers and directors are required by SEC regulation to furnish Union Planters with copies of all Section 16(a) forms filed. Based solely upon review of copies of such forms, or written representations that there were no unreported holdings or transactions, Union Planters believes that for the most recent fiscal year all Section 16(a) filing requirements applicable to its officers and directors were complied with on a timely basis.

                            SOLICITATION OF PROXIES

     Some of Union Planters' directors and officers who will receive no additional compensation may solicit proxies in person, and by telephone, telegraph, telecopier, facsimile, and mail from brokerage houses and other institutions, nominees, fiduciaries, and custodians, who will be requested to forward the proxy materials to beneficial owners of the Common Stock. Union Planters will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.

     To assist the Board of Directors, Union Planters has retained Morrow & Company, Inc. to provide proxy solicitation services at a fee of $7,500 plus customary expenses. The Trust Division of Union Planters Bank, N.A. has also been retained. The providers of the proxy solicitation services are expected to communicate in person, or by telephone, telegraph, telecopier, facsimile, or mail with those shareholders who have not responded within a reasonable time to urge them to sign and return their proxies. The cost of solicitation of proxies will be borne by Union Planters.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at Union Planters' 2000 Annual Meeting of Shareholders must be received in writing by Union Planters at the corporate offices no later than November 16, 1999. Any proposal submitted after that date will be considered untimely. It will not be included in our proxy statement and form of proxy relating to the 2000 Annual Meeting, and, if raised at the Annual Meeting, management proxies would be allowed to use their discretionary voting authority to vote on the proposal even though there is no discussion of the proposal in our proxy statement.

                           ANNUAL REPORT AND EXHIBITS

     Union Planters' Annual Report to Shareholders is enclosed with this proxy statement. Biographical information about our executive officers is included in
Part I of the Annual Report on Form 10-K we are filing with the Securities and Exchange Commission for 1998, under the section entitled "Executive Officers of the Registrant." Neither the Annual Report to Shareholders nor the Form 10-K is to be considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.

     ANY SHAREHOLDER WHO WISHES TO OBTAIN A COPY, WITHOUT CHARGE, OF UNION PLANTERS' ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED

DECEMBER 31, 1998, WHICH INCLUDES FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY CONTACT THE CORPORATE MARKETING DIVISION, AT P. O. BOX 387, MEMPHIS, TENNESSEE, 38147, OR AT TELEPHONE NUMBER 901/580-6604.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ E.J. HOUSE, JR.
                                          E. J. House, Jr.
                                          Secretary

Memphis, Tennessee
March 19, 1999
PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY STILL VOTE IN PERSON, SINCE THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY DELIVERING TO THE SECRETARY OF UNION PLANTERS A WRITTEN REVOCATION OF THE PROXY.

                           UNION PLANTERS CORPORATION


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Union Planters Corporation hereby nominates and appoints JOHN H. HEMBREE, JAMES F. SPRINGFIELD, and TIMMONS L. TREADWELL, III, with power to act without the other and with full power of substitution, as the undersigned's true and lawful attorney(s) to vote all of the Common Stock of Union Planters Corporation standing in the undersigned's name on the Corporation's books at the close of business on February 18, 1999, with all the powers the undersigned would possess if present in person, at the Annual Meeting of Shareholders to be held on April 15, 1999, or any adjournment thereof.

                   THIS PROXY CONTINUED ON THE REVERSE SIDE.
  PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.






--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3                                                      Please mark
IF SIGNED AND DATED WITH NO VOTING DIRECTION, VOTES WILL BE CAST FOR AS RECOMMENDED BY BOARD OF DIRECTORS.         your votes as [X]
                                                                                                                   indicated in
                                                                                                                   this example
Item 1: ELECTION OF DIRECTORS                            CLASS I                 CLASS III
                                                         01 C.E. Heiligenstein   04 P.S. Lewis, Jr.
                                                         02 S. Lee Kling         05 J.W. Moore
                                                         03 Carl G. Hogan, Sr.   06 V.L. Rawlins
                                                                                 07 D.M. Thomas
     FOR all nominees              WITHHOLD                                      08 R.A. Trippeer, Jr.
     listed to the right           AUTHORITY
     (except as marked       to vote for all nominees
      to the contrary)         listed to the right
                                                         (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
            [ ]                      [ ]                  A LINE THROUGH THE NOMINEE'S NAME)

Item 2: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS        Item 3: APPROVAL OF AMENDMENT TO THE 1992 STOCK INCENTIVE
        LLP AS INDEPENDENT ACCOUNTANTS AND AUDITORS                            PLAN TO INCREASE SHARES AUTHORIZED FOR ISSUANCE
                                                                               FROM 6 MILLION TO 13 MILLION

                FOR         AGAINST       ABSTAIN                                       FOR         AGAINST       ABSTAIN
                [ ]           [ ]           [ ]                                         [ ]           [ ]           [ ]

                                                                                        Dated                            , 1999
                                                                                             ----------------------------

                                                                                        ---------------------------------------

                                                                                        ---------------------------------------
                                                                                               Signature of Stockholder

                                                                                        Please sign exactly as name appears. If
                                                                                        acting as attorney, executor, trustee or
                                                                                        in other representative capacity, sign
                                                                                        name and title.




-----------------------------------------------------------------------------------------------------------------------------------
                                                - FOLD AND DETACH HERE -

                               VOTE BY TELEPHONE

                        QUICK * * * EASY * * * IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

- YOU WILL BE ASKED TO ENTER A CONTROL NUMBER WHICH IS LOCATED IN THE BOX IN THE LOWER RIGHT CORNER OF THIS FORM.

--------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
           Press 1
--------------------------------------------------------------------------------

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.


--------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------

           Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
           To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions.
           Proposal 2 and 3: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
           When asked, please confirm your vote by pressing 1.

--------------------------------------------------------------------------------
          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.
--------------------------------------------------------------------------------


                                                      ==========================
                                                            CONTROL NUMBER
CALL ** TOLL FREE ** ON A TOUCH-TONE TELEPHONE           FOR TELEPHONE VOTING
          1-888-215-6897 - ANYTIME
    There is NO CHARGE to you for this call.

                                                      =========================

                           UNION PLANTERS CORPORATION
                           1992 STOCK INCENTIVE PLAN
                        AS AMENDED OCTOBER 17, 1996 AND
                               FEBRUARY 18, 1999


1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions apply:

         a) "Agreement" means the written agreement implementing a grant of an Option or an Award of Restricted Stock under the Plan.

         b)       "Board" means the Board of Directors of the Company.

         c)       "Code" means the Internal Revenue Code of 1986, as amended.

         d) "Committee" means the committee referred to in Section 3. Unless otherwise determined by the Board, the Stock Option Committee of the Board shall be the Committee.

         e) "Common Stock" means the authorized but unissued common stock, par value $5, of the Company.

         f)       "Company" means Union Planters Corporation.

         g) "Date of Exercise" means the date on which the Company receives notice pursuant to Section 7 of the exercise of an Option.

         h) "Date of Grant" means the date on which an Option or Restricted Stock is granted or awarded by the action of the Committee.

         i) "Director" means any person who is a director of the Company or any Subsidiary.

         j)       "Director-Employee" means an Employee who is also a Director.

         k) "Employee" means any person determined by the Committee to be an employee of the Company or any Subsidiary, including officers, Directors, and Director-Employees.

         l) "Fair Market Value" of a share of Common Stock means the amount equal to the closing price for a share of Common Stock on the New York Stock Exchange as reported in The Wall Street Journal or, if the Common Stock is not traded on the New York Stock Exchange, then the Fair Market Value of such Common Stock as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

         m) "Incentive Stock Option" means an Option that qualifies as an Incentive Stock Option under Section 422 of the Code.

         n) "Nonstatutory Stock Option" means an Option which is not an Incentive Stock Option.

         o) "Officer" means any person who is an officer of the Company or any Subsidiary.

         p) "Option" means the right to purchase from the Company a specified number of shares of Common Stock, which right shall be designated as either an Incentive Stock Option or a Nonstatutory Stock Option.

         q) "Optionee" means an Employee to whom an Option or Restricted Stock has been granted or awarded.

         r) "Option Period" means the period during which an Option may be exercised.

         s) "Option Price" means the price per share at which an Option may be exercised.

         t) "Plan" means the Union Planters Corporation 1992 Stock Incentive Plan as amended October 17, 1996 and February 18, 1999.

         u) "Reload Option" means an Option granted to an Optionee upon the surrender of shares of Common Stock in payment of an Option Price upon the exercise of an Option. The Option Price for any Reload Option shall be the Fair Market Value at the date the Common Stock is surrendered as payment pursuant to
                  Section 3(d) (iv). Other terms of the Reload Option shall be the same as contained in the Option Agreement relating to the Option exercised.

         v) "Restricted Stock" means shares of Common Stock awarded pursuant to the provisions of Section 11.

         w) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         x) "Subsidiary" means a corporation of which at least 50 percent of the total combined voting power of all classes of stock is held by the Company, either directly or through one or more other Subsidiaries.

2. PURPOSE. The purposes of the Plan are: (1) to encourage stock ownership by management and other key Employees in order to closely associate their interests with the Company's shareholders by reinforcing the relationship between Plan participants' rewards and shareholder gains; (2) to maintain competitive compensation levels in order to continue to attract highly talented persons; and (3) to provide an incentive to management and other key Employees for continuous employment with the Company or its Subsidiaries.

3. ADMINISTRATION. The Plan shall be administered by the Committee, which shall be appointed by the Board and consist of no fewer than three disinterested members of the Board who (i) for at least one year prior to serving on the Committee have not received, and who shall not during their tenure on the Committee receive, any grant of stock options or rights pursuant to the Plan or any other plan of the Company, except as may be permitted for disinterested administrator status under Exchange Act Rule 16b-3, and (ii) is not a current employee of the Company, is not a former employee who receives compensation for prior services (other than under a tax-qualified retirement plan), has not been an officer of the Company, and does not receive remuneration from the Company in any capacity other than as a director in accordance with the requirements of Section 162(m) of the Code. The Board shall have the power to fill vacancies on the Committee or to replace members of the Committee with other members of the Board at any time. In addition to any other powers granted to the Committee, it shall have the following powers subject to the express provisions of the Plan:

         a) subject to the provisions of Sections 4, 6, and 11, to determine in its sole discretion the Employees to whom Options or Restricted Stock shall be granted or awarded under the Plan, the number of shares which shall be subject to each Option or Restricted Stock grant, the terms upon which, the times at which, and the periods within which such Options may be acquired and exercised, and the terms and conditions of Restricted Stock awards;

         b) to grant Options to, and to award Restricted Stock to, Employees selected by the Committee in its sole discretion;

         c) to determine all other terms and provisions of each Agreement, which need not be identical;

         d) without limiting the foregoing, to provide in its sole discretion in an Agreement:

                  i) for an agreement by the Optionee to render services to the Company or a Subsidiary upon such terms and conditions as are specified in the Agreement, provided that the Committee shall not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Optionee;

                  ii) for restrictions on the transfer, sale, or other disposition of Common Stock issued to the Optionee upon the exercise of an Option or for other restrictions permitted by Section 11 with respect to Restricted Stock;

                  iii) for an agreement by the Optionee to resell to the Company, under specified conditions, Common Stock issued upon the exercise of his Option or awarded as Restricted Stock; and

                  iv) for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including without limitation by delivery (including constructive delivery) of shares of Common Stock (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option, or by a combination of cash and shares of Common Stock;

                  v) for the automatic issuance of a Reload Option for the same number of shares delivered as payment (or partial payment) of the Option Price as provided in
                           Section 3(d)(iv) above and, to the extent authorized by the Committee, for the number of shares used to satisfy any tax withholding requirement incident to the exercise of an Option as provided for in Section
                           12. The number of shares covered by a Reload Option shall not exceed (1) the number of shares, if any, surrendered as payment or (2) the number of shares remaining available for granting under the Plan, whichever shall be less. No Reload Options shall issue to an Optionee who exercises any Option pursuant to the terms of this Plan following termination of his employment.

         e)       to construe and interpret the Agreements and the Plan;

         f) to require, whether or not provided for in the pertinent Agreement, of any person acquiring or exercising an Option or acquiring Restricted Stock, at the time of such exercise or acquisition, the making of any representations or agreements which the Committee may deem necessary or advisable in order to comply with the securities and tax laws of the United States or of any state; and

         g) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

                  Any determinations or actions made or taken by the Committee pursuant to this Section shall be binding and final.

4. ELIGIBILITY. Participants in the Plan shall be selected by the Committee from key Employees occupying responsible managerial or professional positions and who have the ability to make a substantial contribution to the success of the Company. In making this selection and in determining the form and amount of grants and awards, the Committee shall consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company or to its Subsidiaries, and past and potential contributions to the Company's profitability and sound growth. Members of the Committee shall not be eligible to receive awards or grants under the Plan during their tenure on the Committee.

                  Options and Restricted Stock may be granted only to Employees; provided, however, that Directors who are not also full-time employees shall not be eligible to receive Incentive Stock Options. An Employee who has been granted an Option or Restricted Stock may be granted additional Options and Restricted Stock.

5. STOCK SUBJECT TO THE PLAN. There is hereby reserved for issuance upon the exercise of Options granted under the Plan or the award of Restricted Stock under the Plan an aggregate of 13,000,000 shares of Common Stock. If an Option granted under the Plan expires or terminates for any reason without having been fully exercised or if shares of Restricted Stock granted under the Plan are forfeited, the unpurchased shares of Common Stock which had been subject to such Option at the time of its expiration or termination or the forfeited shares of Restricted Stock, as the case may be, shall become available for awards by the Committee of other Options or Restricted Stock under the Plan. The total number of shares of Common Stock available to grant to any one Optionee will not exceed 20% of the total shares subject to grant.

6.       OPTIONS.

         a) Each Option grant shall be evidenced by an Agreement, which shall indicate whether the Option is intended to be a Nonstatutory Stock Option or an Incentive Stock Option.

         b) The Option Price shall be determined by the Committee, but in no event shall the Option Price be less than the greater of the Fair Market Value of the Common Stock determined as of the Date of Grant or the par value of the Common Stock.

         c) The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, than an Option shall not be exercisable after ten years from the Date of Grant.

         d) To the extent that the aggregate fair market value (determined on the date the Option is granted) of Common Stock with respect to which an Incentive Stock Option is exercisable for the first time by any Optionee during any calendar year exceeds $100,000, such Option shall be treated as a Nonstatutory Stock Option.

         e) All Incentive Stock Options granted under the Plan shall comply with the provisions of the Code governing incentive stock options, and with all other applicable rules and regulations.

         f) The Committee may permit the Optionee to defer the issue or transfer of Common Stock which would otherwise be issued or transferred to such Optionee upon exercise of the Option. Such deferral shall be at a time, in an amount, and in a manner that is in accordance with the terms and conditions established by the Committee.

7. EXERCISE OF OPTIONS. An Option shall, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment for the Common Stock with respect to which the Option is exercised.

8. NONTRANSFERABILITY. Incentive Stock Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Nonstatutory Stock Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, except as provided by the Committee and specified in the Agreement.

9. DEATH OF OPTIONEE. Upon the death of an Optionee, any Option exercisable on the date of death may be exercised by the Optionee's estate or by a person who acquires the legal right to exercise such Option by bequest or inheritance or otherwise, provided that such exercise occurs within one year following date of death and within the remaining Option Period. The provisions of this Section shall apply notwithstanding the fact that the Optionee's employment may have terminated prior to death, but only to the extent of any Options exercisable on the date of death.

10. RETIREMENT, DISABILITY, AND OTHER TERMINATION. Notwithstanding the designation of an Option in an Agreement as an Incentive Stock Option, the tax treatment available pursuant to Section 422 of the Code upon the exercise of an Incentive Stock Option is not available to an Optionee who exercises any Incentive Option more than (i) 12 months after the date of termination of employment due to permanent disability or (ii) three months after the date of termination of employment due to retirement or for other reasons.

11. RESTRICTED STOCK AWARDS. Restricted Stock awards under the Plan shall consist of shares of Common Stock granted to an Employee that are restricted against transfer, subject to forfeiture, and subject to other terms and conditions intended to further the purpose of the Plan as determined by the Committee. Restricted Stock awards shall be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards. Each such Agreement must contain the following:

         a) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the shares awarded as Restricted Stock, (ii) the right to vote such shares, and (iii) the right to receive dividends thereon during the restriction period applicable to such shares; provided, however, that the Optionee shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares;

         b) at least one term, condition, or restriction constituting a "substantial risk of forfeitures" as defined in Section 83(c) of the Code;

         c) such other terms, conditions, and restrictions as the Committee in its discretion chooses to apply to the stock (including, without limitation) provisions creating additional substantial risks of forfeiture);

         d) a requirement that each certificate representing shares of Restricted Stock shall be deposited with the Company, or its designee, and shall bear the following legend:

                           This certificate and shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Union Planters Corporation 1992 Stock Incentive Plan and an Agreement entered into between the registered owner and Union Planters Corporation. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Treasurer of Union Planters Corporation.

         e) the applicable period or periods of any terms, conditions, or restrictions applicable to the Restricted Stock; provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the shares awarded to an Optionee; and

         f) the terms and conditions upon which any restrictions upon shares of Restricted Stock awarded shall lapse and new certificates free of the foregoing legend shall be issued to the Optionee or his legal representative.

                  The Committee may include in an Agreement that in the event of an Optionee's termination of employment for any reason prior to the lapse of restrictions, all shares of Restricted Stock shall be forfeited by such Optionee to the Company without payment of any consideration by the Company, and neither the Optionee nor any successors, heirs, assigns, or personal representatives of such Optionee shall thereafter have any further rights or interest in such shares or certificates.

12. WITHHOLDING TAXES. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company cash or Common Stock in an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred. All Optionees shall have the right under the Plan to elect to pay withholding taxes in cash, to have shares of Common Stock withheld, or to deliver previously owned shares to satisfy withholding tax requirements upon the exercise of an Option granted under the Plan or upon the acquisition of Restricted Stock free of prior restrictions.

13. CAPITAL ADJUSTMENTS. The number and class of shares subject to each outstanding Option or Restricted Stock grant, the Option Price, and the aggregate number and class of shares for which awards thereafter may be made shall be subject to such adjustment, if any, as the Committee in its discretion deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations, or reorganizations of or by the Company; provided, however, that any such adjustment shall not materially increase the benefits accruing to Plan participants.

14. TERMINATION OR AMENDMENT. The Board shall have the power to terminate the Plan and to amend it in any respect, provided, however, that after the Plan has been approved by the stockholders of the Company, no amendment of the Plan shall be made by the Board without approval of the Company's stockholders to the extent stockholder approval of such amendment is required by applicable law or regulation or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is then listed or quoted. Unless required by applicable law or governmental regulations, no termination or amendment of the Plan shall adversely affect the rights or obligations of the holder of any Option or Restricted Stock granted under the Plan without his consent.

15. MODIFICATION, EXTENSION, RENEWAL AND SUBSTITUTION OF OPTIONS. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend, or renew outstanding Options granted under the Plan. Notwithstanding the foregoing, however, no modification of an Option under the Plan shall, without the consent of the Optionee, alter or impair any of such Optionee's rights or obligations, unless required by applicable law or governmental regulations. Anything contained herein to the contrary notwithstanding, Options may, at the discretion of the Committee, be granted under this Plan in substitution for options to purchase shares of capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or a Subsidiary. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or in part, to the provisions of the options in substitution for which such Options are granted. Such Options shall not be counted toward the (20%) share limit set forth in the last sentence in Section 5, except to the extent it is determined by the Committee that counting such Options is required in order for the grants of such Options hereunder to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and the rules and regulations thereunder.

16. EFFECTIVENESS OF THE PLAN. Following adoption by the Board, the Plan shall take effect on the date approved by the stockholders of the Company. Notwithstanding any provision to the contrary, all Options and Restricted Stock shall be without force or effect unless the Plan shall have been approved by the stockholders of the Company. Any Plan amendments which require stockholder approval pursuant to Section 14 are subject to approval by vote of the stockholders of the Company within 12 months after their adoption by the Board. Subject to such approval, any such amendments shall be effective on the date on which they are adopted by the Board. Options and Restricted Stock which are dependent upon stockholder approval of a Plan amendment may be granted prior to such approval, but shall be subject to such approval. The date on which any Option or Restricted Stock grant dependent upon stockholder approval of a Plan amendment is effective shall be the Date of Grant for all purposes as if the Option or Restricted Stock grant had not been subject to such approval; however, no Option or Restricted Stock granted may be exercised prior to such stockholder approval.

17.      TERM OF THE PLAN. Unless sooner terminated by the Board pursuant to
         Section 14, the Plan shall terminate on the date ten years after its adoption by the Board, and no Options or Restricted Stock may be granted after termination. The termination shall not affect the validity of any Option or Restricted Stock outstanding on the date of termination.

18. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option or Restricted Stock granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

19.      GENERAL PROVISIONS.

         a) The establishment of the Plan shall not confer upon any Employee any legal or equitable right against the Company or the Committee except as expressly provided in the Plan.

         b) The Plan does not constitute inducement or consideration for the employment of any Employee, nor is it a contract between the Company and any Employee. Participation in the Plan shall not give any Employee any right to be retained in the employ of the Company. The Company retains the right to hire and discharge any Employee at any time, with or without cause, as if the Plan had never been adopted.

         c) The interests of any Employee under the Plan are not subject to the claims of creditors and may not in any way be assigned, alienated, or encumbered.

         d) The Plan shall be governed, construed, and administered in accordance with the laws of the state of Tennessee and in accordance with the intention of the Company that Incentive Stock Options granted under the Plan qualify as such under
                  Section 422 of the Code, and that Options granted under the Plan to Officers and Directors who are subject to Section 16 of the Exchange Act qualify as exempt transactions under Exchange Act Rule 16b-3.

         e) Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or
                  (iii) an agreement by the Optionee with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.


ORIGINAL PLAN APPROVAL:                      AMENDMENT NO. 1 APPROVAL:
Board of Directors -- February 20, 1992      Board of  Directors -- October 17, 1996
Shareholders -- April 23, 1992               Shareholders-- April 17, 1997


                                             AMENDMENT NO. 2 APPROVAL:
                                             Board of Directors -- February 18, 1999
                                             Shareholders --
